SOUTHVESTBDC,LLC

TERM SHEET

This Term Sheet presents general terms and conditions under which SouthVest BDC, LLC (SouthVest), a Texas LLC, is considering the purchase of certain oilfield equipment and related assets (the “Daylight Pumps”) from Galenfeha, Inc . of Ft. Worth, Texas (“Galenfeha”).

The subject Daylight Pumps were acquired by Galenfeha from an Arkansas company in March 2015. In December 2016 Galenfeha decided to dissolve its pump division and dispose of remaining Daylight Pumps inventory.

At December 31, 2016, Galenfeha, as part of its annual audit, prepared a detailed inventory of various assembled Daylight Pumps, and unassembled pump parts. This inventory is attached hereto as Exhibit A. In addition to this inventory, Galenfeha now owns all patent rights, plans and drawings pertinent to the various assembled pumps and pump components identified on Exhibit A.

After acquiring the Daylight Pumps assets in March 2015, Galenfeha subsequently refinanced the Daylight Pumps inventory via a funding from Kevin L. Wilson (“Wilson”), a Mississippi-based investor, and a note owing from Galenfeha to Wilson was executed. This note, now with a principal balance of $350,000, is due in full, plus accrued interest, in August 2017.

James Ketner, President and Chief Executive Officer of Galenfeha (“Ketner”), has received unanimous consent from the Board of Directors of Galenfeha to transact for Galenfeha the sale of the Daylight Pumps assets, at a price of $400,000.

At closing of this planned purchase of the Daylight Pumps assets, including patent rights, plans and drawings, by SouthVest, sufficient proceeds will be remitted by Galenfeha to Wilson in full payment of the $350,000 note plus accrued interest, leaving the Daylight Pumps free from any and all debt, liens and encumbrances. The balance of the consideration paid by SouthVest may be retained by Galenfeha.

At closing, title to all inventory set out in Exhibit A, plus patent rights, plans and drawings, will transfer without limitation to SouthVest. At that time, SouthVest will have 20 days to physically transfer the Daylight Pumps assets from the Galenfeha controlled warehouse in Shreveport, Louisiana, to a physical location under control of SouthVest. At the date of the planned physical transfer, SouthVest will recount the inventory as per Exhibit A, and any shortage will be immediately presented to Galenfeha, and Galenfeha will likewise immediately reimburse SouthVest for any shortage in accord with the pricing set forth on the schedule of pumps and parts.

At closing Galenfeha will ensure that collateral pledges and any liens against the Schedule A assets, patents, plans and drawings will be satisfied by Galenfeha, so that unemcumbered and clear title to those assets will transfer to SouthVest without limitation.

Upon execution of this Term Sheet by all parties hereto, the corporate attorney for SouthVest will prepare a binding purchase contract for this transaction. The closing shall occur on the date set forth in the purchase contract.

Any disputes under this Term Sheet or the binding purchase contract will be settled under laws of the State of Texas.

Executed January 20, 2017:

/s/ Arnold White
Arnold White
President/CEO
SouthVest BDC, LLC

/s/ James Ketner
James Ketner
President/CEO
Galenfeha, Inc.
800-280-2404